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                                                                    EXHIBIT 21.1

Subsidiaries of Knology, Inc.:


     Interstate Telephone Company
     Valley Telephone Co., Inc.
     Globe Telecommunications, Inc.
           ITC Globe, Inc.
     Knology of Knoxville, Inc.
     Knology of Lexington, Inc.
     Knology of Louisville, Inc.
     Knology of Nashville, Inc.
     Knology of Kentucky, Inc.
     Knology of North Carolina, Inc.
     Knology of Tennessee, Inc.
     Knology Broadband, Inc.
           Knology of Augusta, Inc.
           Knology of Charleston, Inc.
           Knology of Columbus, Inc.
           Knology of Huntsville, Inc.
           Knology of Montgomery, Inc.
           Knology of Panama City, Inc.
           Knology of Alabama, Inc.
           Knology of Florida, Inc.
           Knology of Georgia, Inc.
           Knology of South Carolina, Inc.